UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2010

ICEWEB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27865	13-2640971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22900 Shaw Road, Suite 111, Sterling, VA  20166
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  571-287-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

In May, 2010 the Company sold approximately 12,500,000 restricted stock units at $0.20/unit.  Each unit consists of one share of common stock and a warrant exercisable for 0.5 shares of common stock.  The warrants have a one year life, an exercise price of $0.40/share, and are callable if the Company’s common stock trades over $0.50/share for ten consecutive trading days.

Jesup & Lamont, Inc. acted as the placement agent in connection with the sale the securities and as compensation received a cash fee of approximately $175,000, and warrants to purchase approximately 920,850 shares of the Company’s common stock at a price per share of $0.40.

The sale of the Shares and the Warrants was made pursuant to Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D or Regulation S, as promulgated by the SEC under the Securities Act, and in reliance upon exemptions from registration under applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of IceWEB, Inc.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 8.01	OTHER

On June 1, 2010, we issued a press release announcing the consummation of the transactions contemplation by the Purchase Agreement.  The press release is annexed hereto as Exhibit 99.1.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

99.1	Press Release date June 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICEWEB, INC.

Date: June 4, 2010	By:	/s/ John R. Signorello
John R. Signorello,
Chief Executive Officer